Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Twelfth Consecutive Year of Record Operating and Financial Results, Posting New Highs for Coal Volumes, Revenues and EBITDA; Increases Quarterly Unitholder Distribution 2.1% to $1.1075 Per Unit; and Provides Guidance for 2013

TULSA, OKLAHOMA, January 29, 2013— Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported record operating and financial results for the twelfth consecutive year, as it set new benchmarks for coal sales and production volumes, revenues and EBITDA for the year ended December 31, 2012 (the “2012 Period”).  Led by record coal sales volumes and pricing, revenues climbed to $2.0 billion for the 2012 Period, an increase of 10.3% compared to the year ended December 31, 2011 (the “2011 Period”).  Increased revenues and record coal production contributed to higher EBITDA, which climbed to a record $581.1 million compared to $570.8 million for the 2011 Period.  Net income for the 2012 Period was $335.6 million, or $6.12 per basic and diluted limited partner unit, compared to $389.4 million, or $8.13 per basic and diluted limited partner unit, for the 2011 Period.  The decrease in net income for the 2012 Period is primarily due to increased depreciation, depletion and amortization as a result of our growth projects. (For a discussion of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

For the quarter ended December 31, 2012 (the “2012 Quarter”), revenues increased 15.8% to $549.4 million, compared to the quarter ended December 31, 2011 (the “2011 Quarter “).  Net income and EBITDA were also higher in the 2012 Quarter, as net income increased 5.4% to $96.6 million and EBITDA increased 28.9% to $166.5 million.  Although net income for the 2012 Quarter increased, net income per basic and diluted limited partner unit decreased to $1.87 per unit in the 2012 Quarter compared to $1.93 per unit for the 2011 Quarter as a result of increased incentive distributions paid to our managing general partner.

ARLP also announced that the Board of Directors of its managing general partner increased the cash distribution to unitholders for the 2012 Quarter to $1.1075 per unit (an annualized rate of $4.43 per unit), payable on February 14, 2013 to all unitholders of record as of the close of trading on February 7, 2013.  The announced distribution represents a 11.9% increase over the cash distribution of $0.99 per unit for the 2011 Quarter and a 2.1% increase over the cash distribution of $1.085 per unit for the 2012 third quarter (the “Sequential Quarter”).

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“Our record of exceptional performance continued in 2012 as ARLP set new benchmarks for coal sales and production volumes, average coal sales price per ton, revenues and EBITDA,” said Joseph W. Craft III, President and Chief Executive Officer. “In addition to once again delivering record results, the Alliance team also made significant progress in building for our future.  During 2012, we enhanced our Illinois Basin asset portfolio with the acquisition of the Onton mine in April and completed our Northern Appalachian mine development at Tunnel Ridge with the commencement of longwall production in May. Our development of the new Gibson South mine and investments in White Oak also continued to move forward as planned.  Throughout the year, our marketing team further strengthened ARLP’s already solid long-term sales contract book by securing new commitments to deliver approximately 31.7 million tons through 2018 at prices comparable to current realizations. We also improved ARLP’s financial flexibility by completing $950 million of new revolving credit and term loan facilities in May.  Delivering such superior results in the face of extremely challenging market conditions speaks to the hard work and dedication of the entire Alliance team.  Our unitholders were able to share in these accomplishments as well through distribution increases of nearly twelve percent since this time last year.”

Consolidated Financial Results

Twelve Months Ended December 31, 2012 Compared to Twelve Ended December 31, 2011

Record revenues in the 2012 Period were driven primarily by record coal sales volumes and price realizations.  Benefitting from the start-up of longwall production at our Tunnel Ridge mine, the acquisition of the Onton mine and increased production from our River View mine, ARLP set new records in the 2012 Period for both tons sold, which increased 10.2% to 35.2 million tons, and tons produced, which rose 13.2% to 34.8 million tons, both as compared to the 2011 Period.  Reflecting our strong customer relationships and sales contract position, ARLP’s average coal sales price realized during the 2012 Period also increased to a record $56.28 per ton sold, despite reduced coal sales volumes shipped into the metallurgical export markets.

ARLP’s increased coal sales and production volumes also contributed to higher total operating expenses in the 2012 Period, which rose 15.2% to $1.3 billion.  In particular, higher materials and supplies expenses, labor-related expenses, sales-related expenses and maintenance costs impacted operating expenses, particularly in our Illinois Basin and Northern Appalachian regions.

Outside coal purchases decreased $15.7 million to $38.6 million in the 2012 Period, compared to the 2011 Period, primarily as a result of reduced purchases of brokerage coal and coal for sale into the metallurgical export market.

These factors contributed to an increase in total Segment Adjusted EBITDA Expense of 13.0% in the 2012 Period compared to the 2011 Period. On a per ton basis, however, the year-over-year increase to Segment Adjusted EBITDA Expense was a more modest 2.6%.  Reflecting ARLP’s focus on cost control in all of its operating regions, as well as the benefit of increased longwall production in Northern Appalachia, Segment Adjusted EBITDA Expense per ton was $38.07 in the 2012 Period, compared to $37.12 in the 2011 Period. (For a definition of Segment Adjusted EBITDA and Segment Adjusted EBITDA Expense per ton and related reconciliations to comparable GAAP financial measures, please see the end of this release).

Depreciation, depletion and amortization increased $57.8 million to $218.1 million in the 2012 Period, compared to the 2011 Period, primarily as a result of the start-up of longwall production at

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the Tunnel Ridge mine, the addition of the Onton mine and capital expenditures related to infrastructure improvements at various other operations.

As previously reported, our Pontiki mine was temporarily idled on August 23, 2012 following a closure order by the Mine Safety and Health Administration.  The mine resumed operations on November 25, 2012 after the first phase of required repairs was completed.  Due to the temporary idling of the mine, results for the 2012 Period were impacted by approximately $26.6 million of related losses and charges, including a $19.0 million non-cash asset impairment charge.

Comparative financial results for the 2012 Period were also impacted by the anticipated pass through of losses related to ARLP’s investments in White Oak Resources LLC (“White Oak”) and the development of its Mine No. 1.  Our preferred equity investment in White Oak requires ARLP to record substantially all of White Oak’s income and losses until we achieve our contractual preferred return.  As a result, net equity in loss of affiliates in the 2012 Period primarily reflects approximately $15.3 million of losses related to White Oak’s mine development activities compared to losses of $4.3 million for the 2011 Period.

Three Months Ended December 31, 2012 Compared to Three Months Ended December 31, 2011

For the 2012 Quarter, higher coal sales volumes drove revenues up 15.8% to $549.4 million, compared to the 2011 Quarter.  Higher sales volumes, particularly from the new longwall operation at our Tunnel Ridge mine, the recently acquired Onton mine and increased production from our River View mine, pushed coal sales volumes to 9.8 million tons in the 2012 Quarter, an increase of 19.8% compared to the 2011 Quarter.  The lack of coal sales into the metallurgical export markets drove total average coal sales prices lower in the 2012 Quarter to $55.00 per ton sold, a $1.57 per ton decrease compared to the 2011 Quarter.

Operating expenses rose 20.1% compared to the 2011 Quarter to $356.5 million, primarily due to the factors discussed above as well as increased costs associated with the continued ramp-up of longwall production at our Tunnel Ridge mine and higher operating expenses resulting from operating activities and production at our recently acquired Onton mine.  Outside coal purchases decreased $20.9 million in the 2012 Quarter due to the previously discussed decreases in coal brokerage and purchasing activity.  As discussed below, Segment Adjusted EBITDA Expense per ton declined to $36.79 in the 2012 Quarter, an improvement of 6.6% compared to the 2011 Quarter and 4.4% compared to the Sequential Quarter.

Depreciation, depletion and amortization increased $20.1 million to $63.2 million in the 2012 Quarter compared to the 2011 Quarter, primarily as a result of our production growth and investments in infrastructure and equipment at various operations.  In addition, net interest expense increased $12.5 million, compared to the 2011 Quarter, primarily as a result of a non-recurring adjustment to capitalized interest in the 2011 Quarter.

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Regional Results and Analysis

(in millions, except per ton data)	2012 Fourth Quarter	2011 Fourth Quarter	% Change Quarter / Quarter	2012 Third Quarter	% Change Sequential

Illinois Basin
Tons sold	7.885	6.429	22.6%	6.919	14.0%
Coal sales price per ton (1)	$52.66	$50.63	4.0%	$52.20	0.9%
Segment Adjusted EBITDA Expense per ton (2)	$30.76	$31.55	(2.5)%	$32.04	(4.0)%
Segment Adjusted EBITDA (2)	$173.1	$122.9	40.8%	$140.3	23.4%

Central Appalachia
Tons sold	0.426	0.629	(32.3)%	0.523	(18.5)%
Coal sales price per ton (1)	$80.38	$81.59	(1.5)%	$79.96	0.5%
Segment Adjusted EBITDA Expense per ton (2)	$80.18	$65.53	22.4%	$68.04	17.8%
Segment Adjusted EBITDA (2)	$0.1	$10.1	(99.0)%	$6.2	(98.4)%

Northern Appalachia
Tons sold	1.431	0.857	67.0%	1.467	(2.5)%
Coal sales price per ton (1)	$59.45	$83.40	(28.7)%	$65.43	(9.1)%
Segment Adjusted EBITDA Expense per ton (2)	$52.58	$69.43	(24.3)%	$55.73	(5.7)%
Segment Adjusted EBITDA (2)	$10.6	$12.8	(17.2)%	$15.8	(32.9)%

Total (3)
Tons sold	9.787	8.171	19.8%	8.910	9.8%
Coal sales price per ton (1)	$55.00	$56.57	(2.8)%	$56.00	(1.8)%
Segment Adjusted EBITDA Expense per ton (2)	$36.79	$39.39	(6.6)%	$38.48	(4.4)%
Segment Adjusted EBITDA (2)	$181.3	$142.8	27.0%	$160.2	13.2%

(1)         Sales price per ton is defined as total coal sales divided by total tons sold.

(2)         For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(3)         Total includes White Oak, other, corporate and eliminations.

Reflecting higher Illinois Basin and Northern Appalachia sales volumes, ARLP sold a record 9.8 million tons of coal in the 2012 Quarter, an increase of 19.8% over the 2011 Quarter.  Coal sales volumes in the Illinois Basin increased from the 2011 and Sequential Quarters primarily as a result of strong sales and production performance from the River View, Warrior, Gibson North and Pattiki mines, as well as additional production from the Onton mine acquisition.  In Central Appalachia, lower coal sales volumes compared to the 2011 Quarter reflect the previously discussed temporary idling of the Pontiki mining complex due to regulatory actions and poor mining conditions at our MC Mining mine.  Compared to the Sequential Quarter, lower coal recoveries at both Central Appalachian mines and fewer unit shifts at our MC Mining mine contributed to lower coal sales volumes.  Coal sales volumes in Northern Appalachia increased from the 2011 Quarter reflecting the start-up of longwall production at the Tunnel Ridge mine in May 2012.  Compared to the Sequential Quarter, Northern Appalachia coal sales decreased due to a lack of sales into the export coal market from our Mettiki mine in the 2012 Quarter.  As

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anticipated, total coal inventory fell significantly during the 2012 Quarter, decreasing by approximately 620,000 tons to approximately 350,000 tons at the end of 2012.

Coal sales prices realized by ARLP in the 2012 Quarter were lower compared to the 2011 and Sequential Quarters primarily due to reduced metallurgical export sales from our Northern Appalachia Mettiki mine complex.

Total Segment Adjusted EBITDA Expense per ton in the 2012 Quarter declined 6.6% compared to the 2011 Quarter, primarily as a result of increased longwall production at the Tunnel Ridge mine, reduced outside coal purchases and lower per ton costs for roof control and maintenance.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton improved in both the 2012 and Sequential Quarters primarily due to the above discussed performance of our River View, Warrior, Gibson North and Pattiki mines.  In Central Appalachia, the idling of the Pontiki mining complex and related repair costs incurred to resume production drove Segment Adjusted EBITDA Expense per ton higher in the 2012 Quarter compared to both the 2011 and Sequential Quarters.  Central Appalachia was also impacted by increased costs related to the start-up of production in a new area of the MC Mining operation.  Segment Adjusted EBITDA Expense per ton improved in Northern Appalachia during the 2012 Quarter compared to the 2011 Quarter, as the ramp-up of longwall production reduced cost per ton at Tunnel Ridge. In addition, lower costs at our Mettiki mining complex reflect reduced coal processing expenses as no coal was sold into the metallurgical export markets during the 2012 Quarter.  Compared to the Sequential Quarter, Northern Appalachia benefited from a favorable workers’ compensation reserve adjustment in the 2012 Quarter and lower outside coal purchases.  (For a definition of Segment Adjusted EBITDA and Segment Adjusted EBITDA Expense per ton and related reconciliations to comparable GAAP financial measures, please see the end of this release).

Outlook

Commenting on ARLP’s outlook, Mr. Craft said, “ARLP enters 2013 poised to post our thirteenth consecutive year of record results.  Coal sales and production volumes are expected to increase year-over-year as we benefit from a full year of production from the Onton mine and the continued ramp-up of longwall production at Tunnel Ridge.  With increased volumes and a highly contracted sales portfolio, ARLP is also positioned to once again deliver increased revenues and EBITDA in 2013.”

For 2013, ARLP is providing the following full year guidance for its operating and investment activities:

Capital Expenditures and Investments — Total 2013 capital expenditures for ARLP’s operating activities are currently estimated in a range of $370.0 to $400.0 million, including maintenance capital expenditures. Major capital projects include production expansions related to continuing development of our Gibson South mine (approximately $90.0 to $100.0 million) and reserve acquisitions and construction of surface facilities related to our participation in the White Oak Mine No. 1 development project  (approximately $40.0 to $50.0 million). Maintenance capital expenditures anticipated during 2013 reflect equipment rebuilds and replacements, mine extension projects at various mines, and infrastructure projects at several operations.  Based on anticipated maintenance capital requirements in 2013 and considering its current five-year planning

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horizon, ARLP is currently estimating total average maintenance capital expenditures of approximately $5.70 per ton produced for long-term distribution planning purposes.

During 2013, ARLP also currently expects to fund approximately $70.0 to $90.0 million of its preferred equity investment commitment to White Oak.  ARLP continues to anticipate its investments in White Oak will become meaningfully accretive to its financial results in the 2015 time frame following the commencement of longwall production from the White Oak Mine No. 1.

As a result of ARLP’s capital investment projects and anticipated production increases in 2013, depreciation, depletion and amortization expense is currently expected to increase to approximately $275.0 million, compared to $218.1 million in 2012.

Coal Production and Sales Volumes — Coal volumes are currently expected to increase in 2013 to a range of 38.1 to 39.1 million tons produced and sold.  ARLP has approximately 38.5 million tons contractually committed and priced for 2013 and has also secured coal sales commitments for approximately 30.7 million tons, 23.4 million tons and 18.7 million tons in 2014, 2015 and 2016, respectively, of which approximately 2.9 million tons in both 2014 and 2015 and 3.3 million tons in 2016 remain open to market pricing.

Revenue, Cost and Margin Estimates —Driven primarily by anticipated increases in coal sales volumes, ARLP is currently expecting 2013 revenues to increase by 6.0% to 9.0% to a range of $2.1 to $2.2 billion, excluding transportation revenues.  ARLP’s guidance does not currently assume any coal sales into the metallurgical export markets in 2013 and, as a result, total average coal sales price realizations are expected to be approximately 1.0% to 3.5% per ton lower than last year.   Total Segment Adjusted EBITDA Expense per ton in 2013 is currently expected to be comparable to slightly lower than 2012 levels.  Consequently, ARLP is now anticipating total realized margins per ton in 2013 will be 2.0% to 4.0% below 2012 levels.

EBITDA and Net Income — For 2013, ARLP’s operating activities are currently expected to generate EBITDA in a range of $600.0 to $650.0 million and net income in a range of $300.0 to $350.0 million.  The 2013 ranges for both consolidated EBITDA and net income reflect the pass through of approximately $20.0 to $30.0 million of losses related to ARLP’s investments in White Oak.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

A conference call regarding ARLP’s 2012 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (800) 435-1398 and provide pass code 42785094.  International callers should dial (617) 614-4078 and provide the same pass code.  Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (888) 286-8010 and provide pass code 10279395.  International callers should dial (617) 801-6888 and provide the same pass code.

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This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions.  ARLP operates eleven mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP is also constructing a new mine in southern Indiana and is purchasing and funding development of reserves, constructing surface facilities and making equity investments in a new mining complex in southern Illinois. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; the impact of health care legislation; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon dioxide emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to air and water quality and miner health and safety; our productivity levels and margins earned on our coal sales; unexpected changes in raw material costs; unexpected changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments or projections associated with post-mine reclamation and workers’ compensation claims; any

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unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 28, 2012 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Tons Sold	9,787	8,171	35,170	31,925
Tons Produced	9,103	7,355	34,800	30,753

SALES AND OPERATING REVENUES:
Coal sales	$538,330	$462,238	$1,979,437	$1,786,089
Transportation revenues	4,383	6,487	22,034	31,939
Other sales and operating revenues	6,697	5,884	32,830	25,532
Total revenues	549,410	474,609	2,034,301	1,843,560

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	356,485	296,744	1,303,291	1,131,750
Transportation expenses	4,383	6,487	22,034	31,939
Outside coal purchases	3,848	24,785	38,607	54,280
General and administrative	14,798	13,636	58,737	52,334
Depreciation, depletion and amortization	63,199	43,098	218,122	160,335
Asset impairment charge	—	—	19,031	—
Total operating expenses	442,713	384,750	1,659,822	1,430,638

INCOME FROM OPERATIONS	106,697	89,859	374,479	412,922

Interest (expense) income, net	(7,067)	5,394	(28,455)	(21,579)
Equity in loss of affiliates, net	(3,610)	(3,404)	(14,650)	(3,404)
Other income (loss)	262	(357)	3,115	983
INCOME BEFORE INCOME TAXES	96,282	91,492	334,489	388,922

INCOME TAX BENEFIT	(356)	(210)	(1,082)	(431)

NET INCOME	$96,638	$91,702	$335,571	$389,353

GENERAL PARTNERS’ INTEREST IN NET INCOME	$26,822	$19,562	$106,837	$86,251

LIMITED PARTNERS’ INTEREST IN NET INCOME	$69,816	$72,140	$228,734	$303,102

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$1.87	$1.93	$6.12	$8.13

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$1.0850	$0.9550	$4.1625	$3.6275

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	36,874,949	36,775,741	36,863,022	36,769,126

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,283	$273,528
Trade receivables	172,724	128,643
Other receivables	1,019	3,525
Due from affiliates	658	5,116
Inventories	46,660	33,837
Advance royalties	11,492	7,560
Prepaid expenses and other assets	20,476	11,945
Total current assets	281,312	464,154

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,361,863	1,974,520
Less accumulated depreciation, depletion and amortization	(832,293)	(793,200)
Total property, plant and equipment, net	1,529,570	1,181,320

OTHER ASSETS:
Advance royalties	23,267	27,916
Due from affiliate	3,084	—
Equity investments in affiliates	88,513	40,118
Other long-term assets	30,226	18,010
Total other assets	145,090	86,044
TOTAL ASSETS	$1,955,972	$1,731,518

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable	$100,174	$96,869
Due to affiliates	327	494
Accrued taxes other than income taxes	19,998	15,873
Accrued payroll and related expenses	38,501	35,876
Accrued interest	1,435	2,195
Workers’ compensation and pneumoconiosis benefits	9,320	9,511
Current capital lease obligations	1,000	676
Other current liabilities	19,572	15,326
Current maturities, long-term debt	18,000	18,000
Total current liabilities	208,327	194,820

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	773,000	686,000
Pneumoconiosis benefits	59,931	54,775
Accrued pension benefit	31,078	27,538
Workers’ compensation	68,786	64,520
Asset retirement obligations	81,644	70,836
Long-term capital lease obligations	18,613	2,497
Other liabilities	9,147	6,774
Total long-term liabilities	1,042,199	912,940
Total liabilities	1,250,526	1,107,760

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 36,874,949 and 36,775,741 units outstanding, respectively	1,020,823	943,325
General Partners’ deficit	(273,113)	(279,107)
Accumulated other comprehensive loss	(42,264)	(40,460)
Total Partners’ Capital	705,446	623,758
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,955,972	$1,731,518

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2012	2011

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$555,856	$573,983

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(424,631)	(321,920)
Changes in accounts payable and accrued liabilities	(4,007)	11,640
Proceeds from sale of property, plant and equipment	114	1,526
Purchase of equity investments in affiliate	(59,800)	(42,700)
Payment for acquisition of business	(100,000)	—
Payments to affiliate for acquisition and development of coal reserves	(34,601)	(50,800)
Advances/loans to affiliate	(5,229)	—
Payments from affiliate	4,229	—
Other	546	1,146
Net cash used in investing activities	(623,379)	(401,108)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under term loan	250,000	—
Borrowings under revolving credit facility	278,800	—
Repayments under revolving credit facility	(123,800)	—
Payment on term loan	(300,000)	—
Payment on long-term debt	(18,000)	(18,000)
Payments on capital lease obligations	(943)	(812)
Payment of debt issuance costs	(4,272)	—
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(3,734)	(2,324)
Cash contributions by General Partners	2,150	87
Distributions paid to Partners	(257,923)	(217,860)
Net cash used in financing activities	(177,722)	(238,909)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(245,245)	(66,034)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	273,528	339,562

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$28,283	$273,528

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Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and “Adjusted EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified to reflect significant non-recurring items that may not reflect the trend of future results.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                  our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe Adjusted EBITDA is a useful measure for investors because it further demonstrates the performance of our assets without regard to non-recurring charges.

Distributable cash flow (“DCF”) is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures. DCF is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                  our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                  the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA, Adjusted EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA and DCF may not be the same method used to compute similar measures reported by other companies, and EBITDA and DCF may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).  We have not previously modified EBITDA for any non-recurring charges to calculate Adjusted EBITDA and, as a result, EBITDA and Adjusted EBITDA are equivalent in all historical periods.

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	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2012	2011	2012	2011	2012	2013E Midpoint

Net income	$96,638	$91,702	$335,571	$389,353	$60,510	$325,000
Depreciation, depletion and amortization	63,199	43,098	218,122	160,335	59,781	275,000
Interest expense (income), net	9,070	8,921	36,891	36,376	9,053	35,400
Capitalized interest	(2,003)	(14,315)	(8,436)	(14,797)	(1,701)	(11,000)
Income tax (benefit) expense	(356)	(210)	(1,082)	(431)	(102)	600
EBITDA	166,548	129,196	581,066	570,836	127,541	625,000
Asset impairment charge	—	—	19,031	—	19,031	—
Adjusted EBITDA	166,548	129,196	600,097	570,836	146,572	625,000
Interest (expense) income, net	(9,070)	(8,921)	(36,891)	(36,376)	(9,053)	(35,400)
Income tax benefit (expense)	356	210	1,082	431	102	(600)
Estimated maintenance capital expenditures (1)	(50,067)	(34,569)	(191,400)	(144,539)	(49,500)	(220,020)
Distributable Cash Flow	$107,767	$85,916	$372,888	$390,352	$88,121	$368,980

(1) Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2012 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.50 per produced ton compared to the estimated $4.70 per produced ton in 2011.  For the 2013 planning horizon, average estimated maintenance capital expenditures are assumed to be $5.70 per produced ton.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2012	2011	2012	2011	2012

Operating expense	$356,485	$296,744	$1,303,291	$1,131,750	$338,644
Outside coal purchases	3,848	24,785	38,607	54,280	4,424
Other (income) loss	(262)	357	(3,115)	(983)	(254)
Segment Adjusted EBITDA Expense	$360,071	$321,886	$1,338,783	$1,185,047	$342,814
Divided by tons sold	9,787	8,171	35,170	31,925	8,910
Segment Adjusted EBITDA Expense per ton	$36.79	$39.39	$38.07	$37.12	$38.48

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Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and asset impairment charge.

	Three Months Ended December 31,		Three Months Ended September 30,
	2012	2011	2012

Adjusted EBITDA (See reconciliation to GAAP above)	$166,548	$129,196	$146,572
General and administrative	14,798	13,636	13,598
Segment Adjusted EBITDA	$181,346	$142,832	$160,170

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